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Exhibit 23(i)


                               December 19, 2001


Old Dominion Investors' Trust, Inc.
110 Bank Street
Suffolk, Virginia  23434

     Re:  Shares of Old Dominion Investors' Trust, Inc.

Dear Ladies and Gentlemen:

     We refer to Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A (SEC File Nos. 2-9662; 811-597) (the "Registration Statement") of Old Dominion Investors' Trust (the "Company") relating to the registration of an indefinite number of Shares of the Company (collectively, "Shares").

     We have been requested by the Company to furnish this opinion as Exhibit 23(i) to the Registration Statement.

     We have examined such records, documents, instruments, and certificates of public officials and of the Company, made such inquiries of the Company, and examined such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have examined documents relating to the organization of the Company and the authorization for registration and sale of Shares of the Company. We have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

     Based upon and subject to the forgoing, we are of the opinion that:

     The issuance and sale of Shares by the Company have been duly and validly authorized by all appropriate action, and assuming delivery of the Shares in accordance with the description set forth in the Registration Statement, as amended, the Shares will be validly issued, fully paid and nonassessable.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                    Very Truly yours,

                                    /s/ James J. Wheaton

                                    Troutman Sanders Mays & Valentine LLP